JOINT FILER INFORMATION


NAME: Prentice Capital Management, LP

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Michael Zimmerman

ISSUER: The Wet Seal, Inc.

DATES OF EVENTS REQUIRING STATEMENT: December 17, 2007 and December 18, 2007

SIGNATURE:

PRENTICE CAPITAL MANAGEMENT, LP


/s/ Michael Weiss
-------------------------------
By:     Michael Weiss
Title:  Chief Financial Officer